Exhibit 99.1

CYTOKINETICS ANNOUNCES PROPOSED CONVERTIBLE SENIOR NOTES OFFERING

SOUTH SAN FRANCISCO, Calif., June 29, 2022 (GLOBE NEWSWIRE) — Cytokinetics, Incorporated (“Cytokinetics”) (Nasdaq: CYTK) today announced its intention to offer, subject to market and other conditions, $450.0 million aggregate principal amount of convertible senior notes due 2027 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Cytokinetics also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $90.0 million aggregate principal amount of notes.

The notes will be senior, unsecured obligations of Cytokinetics and will accrue interest payable semi-annually in arrears. The notes will mature on July 1, 2027, unless earlier converted, redeemed or repurchased by Cytokinetics. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. Cytokinetics will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at Cytokinetics’ election. The notes will be redeemable, in whole or in part (subject to certain limitations), at Cytokinetics’ option at any time, and from time to time, on or after July 6, 2025 and, in the case of any partial redemption, on or before the 60th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of Cytokinetics’ common stock exceeds 130% of the conversion price for a specified period of time. The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the offering.

Cytokinetics intends to use a portion of the net proceeds from the offering and to issue shares of its common stock to repurchase a portion of its outstanding 4.00% convertible senior notes due 2026 (the “2026 notes”) through privately negotiated transactions entered into concurrently with the pricing of the offering. The terms of any repurchases of the 2026 notes will depend on factors, including the market price of Cytokinetics’ common stock and the trading price of the 2026 notes at the time of such repurchases.

Cytokinetics intends to use the remainder of the net proceeds of this offering to (a) expand and support its clinical development program for aficamten in patients with hypertrophic cardiomyopathy (“HCM”), including the spending associated with the potential conduct of a second Phase 3 clinical trial in patients with obstructive HCM and a first Phase 3 clinical trial in patients with non-obstructive HCM; (b) expand commercial capabilities and conduct readiness activities in the United States, Canada and Europe to support the potential launch of omecamtiv mecarbil and aficamten in those geographies; (c) advance its early stage clinical development pipeline, including the progression of CK-136 to proof of concept studies and the potential development of additional cardiac myosin inhibitors for the potential treatment of heart failure with preserved ejection fraction (“HFpEF”); (d) expand its muscle biology focused research activities to energetics, growth and metabolism of muscle, and (e) for general corporate purposes, including working capital.

In connection with any repurchase of the 2026 notes, Cytokinetics expects that holders of the outstanding 2026 notes that have hedged their equity price risk with respect to the 2026 notes (the “hedged holders”) will, concurrently with the pricing of the notes, unwind their hedge positions by buying Cytokinetics’ common stock and/or entering into or unwinding various derivative transactions with respect to its common stock. The amount of common stock to be purchased by the hedged holders may be substantial in relation to the historic average daily trading volume of Cytokinetics’ common stock. This activity by the hedged holders may increase the effective conversion price of the notes.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Cytokinetics

Cytokinetics is a late-stage biopharmaceutical company focused on discovering, developing and commercializing first-in-class muscle activators and next-in-class muscle inhibitors as potential treatments for debilitating diseases in which muscle performance is compromised.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the completion, timing and size of the proposed offering, the intended use of the proceeds, the terms of the notes being offered, the timing or amount of any repurchases of 2026 notes by Cytokinetics and the potential impact of the foregoing or related transactions on the market price of Cytokinetics’ common stock or the price of the notes. Forward-looking statements represent Cytokinetics’ current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Cytokinetics’ common stock and risks relating to Cytokinetics’ business, including those described under the caption “Risk Factors” and elsewhere in Cytokinetics’ filings with the Securities and Exchange Commission (the “SEC”), including in its Quarterly Report on Form 10-Q for the period ended March 31, 2022, filed with the SEC on May 6, 2022, and the future quarterly and current reports that Cytokinetics files with the SEC. Cytokinetics may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Cytokinetics does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact:

Cytokinetics

Diane Weiser

Senior Vice President, Corporate Communications, Investor Relations

(650) 624-3071